Exhibit 99.1

ClimateRock Announces Pricing of $75.0 Million Initial Public Offering

United Kingdom, April 27, 2022 (GLOBE NEWSWIRE) -- ClimateRock (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman, Charles Ratelband V and CEO, Per Regnarsson, announced today the pricing of its initial public offering of 7,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share, one-half (1/2) of one redeemable warrant and one right to receive one-tenth (1/10) of one Class A ordinary share. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share, and each ten (10) rights entitle the holder thereof to receive one Class A ordinary share at the closing of a business combination. The exercise price of the warrants is $11.50 per whole share. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “CLRCU” beginning on April 28, 2022. Once the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights will be traded on Nasdaq under the symbols “CLRC,” “CLRCW,” and “CLRCR,” respectively. The offering is expected to close on May 2, 2022, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 1,125,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File No. 333-263542) relating to the securities to be sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2022. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ClimateRock

ClimateRock is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry or geographic location, but intends to focus on acquiring a target within the sustainable energy industry in the Organization for Economic Co-operation and Development countries, including climate change, environment, renewable energy and emerging, clean technologies.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the expected closing of the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of ClimateRock, including those set forth in the Risk Factors section of ClimateRock’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. ClimateRock undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Phone number: +44 203 954 0590

Email: info@climate-rock.com

Person of contact: Abhishek Bawa